EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-06129 of SunLink Health Systems, Inc. on Form S-8 and in Registration Statement No. 33-88190 of SunLink Health Systems, Inc. on Form S-3 of our report dated December 17, 2003, relating to the consolidated financial statements of HealthMont, Inc. as of and for the six months ended September 30, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the acquisition of HealthMont, Inc. by SunLink Health Systems, Inc.) appearing in this Current Report on Form 8-K of SunLink Health Systems, Inc.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

December 17, 2003